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                                                    October 30, 1997

BCAM International, Inc.
1800 Walt Whitman Road
Melville, New York  11747

         Re: BCAM International, Inc.

Gentlemen:

      We have acted as counsel to BCAM International, Inc. (the "Company"), in connection with its filing of this Registration Statement (the "Registration Statement") on Form S-3. Unless otherwise defined herein, all capitalized terms used herein and not expressly defined shall have the meaning given to them in the Registration Statement.

      As counsel to the Company, we have examined the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and other corporate records of the Company and have made such other investigations as we have deemed necessary in connection with the opinion hereinafter set forth.

      In making the aforesaid examinations, we have assumed the genuineness of all signatures and the conformity to original documents of all copies furnished to us.

      Based solely upon and subject to the foregoing, we are of the opinion that the Company's Common Stock being registered herein, underlying the Class AA Warrants, the Class BB Warrants, the Class CC Warrants, and the Convertible Preferred Stock of BCA Services, Inc., will be duly and validly issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting a part of said Registration Statement.

                                         Very truly yours,

                                         RUSKIN, MOSCOU, EVANS
                                          & FALTISCHEK, P.C.


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